SECOND LOAN MODIFICATION AGREEMENT

This Second Loan Modification Agreement (the "Agreement"), dated as of March 8, 2012 and, provided the conditions precedent set forth in Section 4 hereof are satisfied, effective as of April 28, 2012, is entered into by and among AEROCENTURY CORP., a Delaware corporation (the "Borrower"), UNION BANK, N.A., together with CALIFORNIA BANK AND TRUST, UMPQUA BANK and U.S. BANK NATIONAL ASSOCIATION (collectively, the "Lenders" and individually, a "Lender") and UNION BANK, N.A., as Agent ("Agent") with reference to the following facts.

RECITALS

A.           Pursuant to the terms of that certain Loan and Security Agreement dated as of April 28, 2010 by and between Borrower, Agent, as Agent and a Lender, California Bank and Trust and U.S. Bank National Association, as amended pursuant to that certain Loan Modification Agreement dated as of May 13, 2011 by and between Borrower, Lenders and Agent  (as amended, the "Loan Agreement"), Lenders made available to Borrower a revolving credit facility in the aggregate principal amount not to exceed Ninety Million Dollars ($90,000,000.00) (the "Loan"), subject to Sections 2.8 and 2.17 of the Loan Agreement.  Except as otherwise specifically provided herein, all capitalized terms used and not defined herein shall have the meanings set forth in the Loan Agreement.

B.           The Loan is evidenced by that certain (i) Revolving Note dated April 28, 2010, made by Borrower and payable to the order of Agent in the maximum principal amount of $35,000,000.00; (ii) Revolving Note dated April 28, 2010, made by Borrower and payable to the order of California Bank and Trust in the maximum principal amount of $20,000,000.00; (iii) Revolving Note dated April 28, 2010, made by Borrower and payable to the order of U.S. Bank National Association in the maximum principal amount of $20,000,000.00; and (iv) Revolving Note dated June 4, 2010, made by Borrower and payable to the order of Umpqua Bank in the maximum principal amount of $15,000,000.00 (collectively, the "Notes").

C.           The Notes are secured by the Collateral pursuant, among other things, to (i) Mortgages filed with the FAA, filed in the International Registry and recorded or filed according to local law practices and (ii) that certain Beneficial Interest Pledge and Security Agreement dated as of April 28, 2010 by and among Borrower, Agent and Wells Fargo Bank Northwest, National Association, as owner trustee (the "Pledge Agreement").

D.           The Notes are guaranteed by, among other things, that certain Owner Trustee Guaranty dated as of April 28, 2010 (the "Guaranty") by and between Wells Fargo Bank Northwest, National Association, not in its individual capacity, except as expressly provided therein, but solely as trustee under that certain Trust Agreement "Icon/Wideroe 1999-1 Business Trust" dated as of October 26, 1999 between Icon Cash Flow Partners L.P., Series D, as beneficiary, and First Security Bank, National Association, as owner trustee, as modified by that certain Assignment and Assumption and Trust Amendment Agreement dated September 8, 2000 among Icon Cash Flow Partners L.P., Series D, as assignor, AeroCentury Investments II LLC, as assignee ("AeroCentury Investments"), and First Security Bank, National Association, as owner trustee, as modified by that certain Trust Amendment dated as of September 26, 2001 between AeroCentury Investments and Owner Trustee, successor in interest to First Security Bank, National Association, as modified by that certain Second Assignment and Assumption and Trust Amendment Agreement dated as of April 18, 2006 between AeroCentury Investments, as assignor, Borrower, as parent, AeroCentury Investments IV LLC, as assignee ("AeroCentury IV"), and Owner Trustee, as modified by that certain Assignment and Assumption and Trust Amendment Agreement dated as of March 25, 2009 among AeroCentury IV, as assignor, Owner Participant, as assignee, and Guarantor (as amended from time to time, the "Trust Agreement"), for the benefit of Agent.

E.           The Guaranty is secured by that certain Owner Trustee Mortgage and Security Agreement dated as of April 28, 2010, by Wells Fargo Bank Northwest, National Association, not in its individual capacity but solely as Owner Trustee in favor of Agent (the "Owner Trustee Mortgage").

F.           The Loan Agreement, the Notes, the Mortgages, the Pledge Agreement, the Guaranty and the Owner Trustee Mortgage, together with any other documents executed by or among the parties in connection with the Loan, and any and all amendments and modifications thereto, and together with all financing statements and other documents or instruments filed or recorded in connection with the Collateral and/or the Loan are referred to collectively as the "Loan Documents".  This Agreement is a Loan Document.

G.           As of the date hereof, the outstanding principal balance, exclusive of accrued interest and other expenses, under the Notes is $72,600,000.00.

H.           Borrower has requested an extension to the Loan and several modifications to the Loan Agreement with respect to certain covenants.  The parties are willing to modify the terms of the Loan Documents as more particularly described below and subject to all terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree and covenant as follows:

AGREEMENT

1. Recitals.  The recitals set forth above are true, accurate and correct.

2. Reaffirmation of the Loan.  Borrower reaffirms all of its obligations under all of the Notes and all other Loan Documents, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.  Borrower acknowledges that it has no claims, offsets or defenses with respect to the payment of sums due under the Notes or any other Loan Document.

3. Modification of Loan Agreement.  The Loan Agreement is hereby modified as follows:

    3.1 Definition of New Lender.  The definition of "New Lender" in Section 1.1 of the Loan Agreement is hereby deleted in its entirety.

    3.2 Definition of Borrowing Base Availability.  The definition of "Borrowing Base Availability" in Section 1.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

"'Borrowing Base Availability' means, at any time, an amount equal to (i) the Borrowing Base shown on the Borrowing Base Certificate most recently delivered by Borrower to Agent and on other information available to Agent less the sum of (A) the amount then outstanding under the Revolving Loan plus (B) the lesser of (i) $5,000,000.00 or (ii) the amount reflected on the Company's balance sheet as "Maintenance Reserves and Accrued Costs" as of the date of measurement."

    3.3 Definition of Eligible Lease.  Section 1.1 of the Loan Agreement is hereby amended by deleting subparagraph (e) from the definition of "Eligible Lease" and replacing it with the following:

"'(e)  the lease payments are not more than sixty (60) days past due with respect to any payment required thereby;"

    3.4 Definition of “Equipment”  Section 1.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

"Equipment" means new and used regional Airframes and attached Engines and new and used Engines each of which is either subject to an existing lease or is intended to be leased or re-leased within four months immediately following the date in question.   The Airframe or the Engine, as applicable, shall have been manufactured within twenty eight (28) years immediately preceding the date in question, shall be in good working order immediately or within a reasonable period of time, as determined by Agent, and shall be usable for commercial flight purposes immediately or within a reasonable period of time, as determined by Agent; provided, any deHavilland Dash-6 aircraft may be included in the definition of "Equipment", notwithstanding having been manufactured over 28 years preceding the date in question so long as such aircraft is subject to an Eligible Lease at all times.

    3.6 Definition of Maturity Date.  The definition of "Maturity Date" in Section 1.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

"'Maturity Date' means the earliest of (a) April 29, 2013 or (b) the date of prepayment in full by Borrower of the Obligations in accordance with the provisions of Section 2.8."

    3.7 Definition of Maximum Amount.  The definition of "Maximum Amount" in Section 1.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

"'Maximum Amount' means $90,000,000, or such other decreased amount as provided for under Sections 2.8 of this Agreement."

    3.8 Definition of Revolving Commitment.  The definition of "Revolving Commitment" in Section 1.1 of the Loan Agreement is deleted in its entirety to read as follows:

"'Revolving Commitment' means, subject to Sections 2.8, Ninety-Million and 00/100 Dollars ($90,000,000.00).  The respective Pro Rata Shares of the Lenders with respect to the Revolving Commitment are set forth in Schedule 2.1."

    3.9 Definition of Unrestricted Subsidiaries.  The following definition is added to Section 1.1 of the Loan Agreement:

"'Unrestricted Subsidiaries" means Subsidiaries that are (i) special purpose or bankruptcy remote and (ii) have debt on their respective balance sheets which, when consolidated with Borrower, is deemed to be Non-Recourse Debt to Borrower."

    3.10 Optional Increase to the Revolving Commitment.  Section 2.17 of the Loan Agreement is hereby deleted in its entirety and replaced with the phrase "Intentionally deleted."

    3.11 Financial Statements.  Section 5.6 of the Loan Agreement is hereby amended by deleting the phrase "December 31, 2009" and replacing it with the phrase "December 31, 2011".

    3.12 Financial Covenants.  Section 6.15 of the Loan Agreement is hereby amended by deleting the first sentence and replacing it with the following:

"6.15           Financial Covenants.  Maintain the following financial covenants on a consolidated basis, each of which shall be calculated in accordable with GAAP consistently applied as of the end of each Fiscal Quarter, as applicable, from the Fiscal Quarter ending March 31, 2012, and thereafter, on a cumulative basis until March 31, 2013, at which time it will be calculated on a trailing four quarter basis:"

    3.13 Maximum Leverage Ratio.  Section 6.15.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

"6.15.1  Maximum Leverage Ratio.  A ratio of Total Recourse Debt to Tangible Net Worth of not more than 2.50 : 1.00 ("Maximum Leverage Ratio").   For purposes of this Section 6.15.1 "Tangible Net Worth" shall mean the sum of (i) capital stock plus (ii) paid-in capital; plus (iii) retained earnings; minus (iv) the net worth of any Unrestricted Subsidiaries; and minus (v) the book value of any intangibles as classified under GAAP."

    3.14 Interest Coverage Ratio.  Section 6.15.2 of the Loan Agreement is hereby amended by deleting the first sentence and replacing it with the following:

"6.15.2  Interest Coverage Ratio.  An Interest Coverage Ratio of at least 2.50 to 1.00."

    3.15 Debt Service Coverage Ratio.  Section 6.15.3 of the Loan Agreement is hereby amended by deleting the first sentence and replacing it with the following:

"6.15.3  Debt Service Coverage Ratio.  From the date of the Second Modification Agreement by and between Borrower, Agent and Lenders through the quarter ending September 30, 2012, a Debt Service Coverage Ratio of at least 1.05 : 1.00 and thereafter a Debt Service Coverage Ratio of at least 1.10 : 1.00."

    3.16 Minimum Tangible Net Worth Covenant.  Section 6.15.4 of the Loan Agreement is hereby amended by deleting the phrase "March 31, 2010" and replacing it with the phrase "December 31, 2011".

    3.17 No Net Loss.  Section 6.15.5 of the Loan Agreement is hereby amended by deleting the phrase "March 31, 2010" and replacing it with the phrase "March 31, 2012.

    3.18 Quarterly Reports.  Section 8.1.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

"8.1.1  within sixty (60) days following the end of each of the first three Fiscal Quarters, (unless an extension is approved by the SEC), SEC Form 10-Q of Borrower for such Fiscal Quarter, along with delivery of a hard or .pdf copy to Agent of such Form 10-Q; provided that if such Form 10-Q is not filed with the SEC within such sixty (60) day time period, then the Borrower shall instead deliver to Agent internally prepared financial statements of Borrower and its Subsidiaries (including consolidating and combined and consolidated balance sheets and consolidating and combined and consolidated statements of income, retained earnings and cash flow) on or before the end of the sixty (60) day period;"

    3.19 Quarterly Compliance Certificate.  Section 8.1.2 of the Loan Agreement is hereby amended by deleting the phrase "forty-five (45) days" and replacing it with the phrase "sixty (60) days".

    3.20 Annual Reports.  Section 8.1.3 of the Loan Agreement is hereby amended in its entirety to read as follows:

"8.1.3    within ninety (90) days following the end of each Fiscal Year, (a) the Financial Statements of Borrower for such Fiscal Year certified by an Authorized Signatory, including consolidating and combined and consolidated audited balance sheets and consolidating and combined and consolidated audited statements of income, retained earnings and cash flow, (b) an unqualified report and opinion by an independent certified public accounting firm acceptable to Agent with respect to such Financial Statements, (c) any management letters of such public accounting firm addressed to Borrower, and (d) a Compliance Certificate; provided that the timely EDGAR SEC filing of a Form 10-K, along with delivery of a hard or .pdf copy to Agent of such Form 10-K, shall satisfy the requirements of subsections 8.1.3(a) and (b);"

    3.21 Form of Compliance Certificate.  Exhibit D of the Loan Agreement is hereby amended in its entirety and replaced with a new form of such Exhibit D attached as Attachment A to this Agreement.

4. Conditions Precedent.  Before this Agreement becomes effective and any party becomes obligated under it, all of the following conditions shall have been satisfied in a manner acceptable to Agent in its sole judgment:

    4.1 Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each duly executed by an authorized signatory of each party thereto and each in form and substance satisfactory to Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless Agent otherwise agrees or directs):

       4.1.1 this Agreement.

       4.1.2 the Consent and Reaffirmation of Guaranty executed by Wells Fargo Bank Northwest, National Association, in its capacity as owner trustee.

       4.1.3 the Consent and Reaffirmation of Subordination Agreement executed by JetFleet Management Corp.

       4.1.4 originals of favorable written opinions, dated as of the date hereof, of independent and internal counsel to the Borrower addressed to Agent and Lenders (and their respective participants and assigns).

    4.2 Agent shall have received an updated Good Standing Certificate for Borrower from the Delaware Secretary of State.

    4.3 Agent shall have received such documentation as Agent may reasonably require to establish the due organization, valid existence and good standing of any guarantor or other party to any of the Loan Documents, its qualification to engage in business in each material jurisdiction in which they are engaged in business or required to be so qualified, its authority to execute, deliver and perform the Loan Documents to which it is a party, the identity, authority and capacity of each authorized signatory thereof authorized to act on its behalf, including certified copies of articles of organization and amendments thereto, bylaws and operating agreements and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, Certificates of Responsible Officials, and the like.

    4.4 Agent shall have received any other any other agreements, resolutions, documents, opinion letters, entity documents, UCC and litigation searches, and information relating to the Loan (including evidence of Borrower's authority to enter into this Agreement) that Agent may reasonably require or request in connection with this Agreement or in accordance with the other Loan Documents, including but not limited to documents reaffirming Agent's security interest in the Collateral as required according to local law practices.

    4.5 All of the representations and warranties of Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement.

5. Payment of Expenses.  Borrower shall pay the reasonable fees and expenses of Agent's outside counsel, as well as any other reasonable documented costs and expenses incurred or payable by the Agent in connection with due diligence, syndication, and the preparation, execution and delivery of this Agreement and the other documentation contemplated hereby.  In addition, as a condition to the effectiveness of this Agreement, Borrower shall have paid any negotiated loan fees associated with this Agreement to each Lender.

6. Borrower's Representations and Warranties.  Borrower represents and warrants to Lenders as follows:

    6.1 Loan Documents.  Except as otherwise disclosed to Agent in writing prior to the date of this Agreement, all representations and warranties made and given by Borrower in the Loan Documents are true, accurate and correct as of the date hereof except with respect to the amended schedules attached hereto.

    6.2 No Default.  There exists no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute a Event of Default.

    6.3 Borrowing Entity.  Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business in all jurisdictions (including California) in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could result in an Event of Default.  There have been no changes in the organization, composition, ownership structure or formation documents of Borrower since the inception of the Loan except for those previously disclosed in writing to Agent.

    6.4 Existing Liens.  As of the date hereof, except as disclosed in writing to Agent, no Liens exist on any of Borrower's assets and/or property of any kind.

7. No Impairment; No Novation.  Except as specifically hereby amended, the Loan Documents shall each remain unaffected by this Agreement and all Loan Documents shall remain in full force and effect.  The execution and delivery of this Agreement shall not constitute a novation of any Loan Document.

8. Integration.  The Loan Documents, including this Agreement:  (a) integrate all the terms and conditions mentioned in or incidental to the Loan Documents; (b) supersede all oral negotiations and prior and other writings with respect to their subject matter; and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in those documents and as the complete and exclusive statement of the terms agreed to by the parties.  If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument, including any of the other Loan Documents, the terms, conditions and provisions of this Agreement shall prevail.

9. Miscellaneous.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument.  Delivery of an executed counterpart of the signature page to this Agreement by telefacsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by telefacsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party; provided; however, that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.  If any court of competent jurisdiction in the state of California determines any provision of this Agreement or any of the other Loan Documents to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect as though the invalid, illegal or unenforceable portion had never been a part of the Loan Documents.  This Agreement shall be governed by the laws of the State of California, without regard to the choice of law rules of that State.  As used in this Agreement, the word "include(s)" means "includes(s), without limitation," and the word "including" means "including, but not limited to."  In the event of a dispute between any of the parties hereto over the meaning of this Agreement, all parties shall be deemed to have been the drafter hereof, and any applicable law that states that contracts are construed against the drafter shall not apply.

[Remainder of Page Intentionally Left Blank.  Signature Page Follows.]

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.
BORROWER AEROCENTURY CORP., a Delaware corporation By: Name: Title:

AGENT AND LENDER UNION BANK, N.A. By: Name: Title:

LENDER CALIFORNIA BANK AND TRUST By: Name: Title:

LENDER UMPQUA BANK By: Name: Title:

LENDER U.S. BANK NATIONAL ASSOCIATION By: Name: Title:

Attachment A to Second Loan Modification

FORM OF EXHIBIT D TO LOAN AGREEMENT

COMPLIANCE CERTIFICATE

To:           UNION BANK, N.A., AGENT

This Compliance Certificate (this "Certificate") is executed and delivered by AeroCentury Corp., a Delaware corporation ("Borrower"), to Union Bank, N.A. ("Agent") pursuant to that certain Loan and Security Agreement dated as of April 28, 2010, among Union Bank, N.A., together with any other Lender thereunder from time to time (collectively, the "Lenders") and Union Bank, N.A., as Agent (as amended, extended, renewed, supplemented or otherwise modified from time to time, the "Loan Agreement").  Any terms used herein and not defined herein shall have the meanings set forth for such terms in the Loan Agreement.

This Certificate is delivered in accordance with Section 8.1 of the Loan Agreement by an Authorized Signatory of Borrower.  This Certificate is delivered with respect to the Fiscal [Quarter/Year] ended _________________, 20__ ("Determination Date").  Computations and other information indicating compliance with respect to the covenants contained in Sections 6.15.1, 6.15.2, 6.15.3, 6.15.4, and 6.15.5 of the Loan Agreement are set forth below:

1. Section 6.15.1: Maximum Leverage Ratio
A ratio of Total Recourse Debt to Net Worth of not more than 2.50:1.0 ("Maximum Leverage Ratio") as of Determination Date

Total Recourse Debt shall mean all short-term and long-term senior debt obligations, as determined in accordance with GAAP, consistently applied, of Borrower and its Subsidiaries, with recourse to the Borrower and/or its Subsidiaries, as applicable, including any outstanding letters of credit and including unsecured Subordinated Debt.
$

Tangible Net Worth means the following with respect to Borrower and its Subsidiaries:
(a) the sum of:
capital stock
paid-in capital
retained earnings
plus non-refundable maintenance reserves recorded as expense, net of taxes
Less non-refundable maintenance reserves recorded as income, net of taxes
Less:
(b) the sum of :
net worth of any Unrestricted Subsidiaries
book value of any intangibles

Tangible Net Worth	$

Ratio of Total Recourse Debt to Tangible Net Worth

2. Section 6.15.2: Interest Coverage Ratio
As of the Determination Date an Interest Coverage Ratio of at least 2.50 to 1.00 means the sum of the following:

EBITDA:
Net income	$

Interest Expense:
Interest expense
Plus the loss or minus the gain from the fair value of derivatives charges whether or not included in other comprehensive income or net income
Less amortization of loan modification and waiver fees

Total Interest Expense

Taxes

Depreciation

Amortization

Plus non-refundable maintenance reserves recorded as expense, net of taxes

Minus non-refundable maintenance reserves recorded as income, net of taxes

EBITDA	$

Total Interest Expense (as calculated above)	$

Ratio of EBITDA to Interest Expense

3. Section 6.15.3: Debt Service Coverage
A Debt Service Coverage Ratio of at least 1.05 to 1.00 for each Fiscal Quarter ending through September 30, 2012 and thereafter a Debt Service Coverage Ratio of at least 1.10 to 1.00

EBITDA (as calculated for Section 6.15.2 above)	$
Less taxes paid in cash
Plus Maintenance Expense

EBITDA as adjusted		$

Total Debt Service (the sum of ):

Phantom amortization (ten percent (10%) of all principal Indebtedness of Borrower and its Subsidiaries for borrowed money at the end of such period (other than Indebtedness owed by any Subsidiary to Borrower or any Subsidiary of Borrower or by Borrower to any Subsidiary of Borrower)
$

Interest Expense (as calculated for Section 6.15.2)

Maintenance Expense

Total Debt Service		$

Ratio of EBITDA as adjusted to Total Debt Service

4. Section 6.15.4: Minimum Tangible Net Worth

Tangible Net Worth as calculated in Section 6.15.1		$

Minimum Tangible Net Worth (the sum of):
(i) 85% of Tangible Net Worth at December 31, 2011		$
(ii) 50% of Net Income reported in each successive Fiscal Quarter with no deduction for any losses:
Net income	$

Plus non-refundable maintenance reserves recorded as expense, net of taxes

Less non-refundable maintenance reserves recorded as income, net of taxes

Plus the loss or minus the gain from the fair value of derivatives charges whether or not included in other comprehensive income or net income, net of taxes

(iii) 100% of net proceeds from any additional equity offering in excess of $5,000,000
(iv) 50% of any incremental additive equity associated with any Acquisition

Total Minimum Tangible Net Worth		$

Excess (deficient) Tangible Net Worth Compared to Total Minimum Tangible Net Worth		$

5. Section 6.15.5: No Net Loss
Borrower will not suffer a net loss as of any Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2012

Net income for the last four consecutive quarters	$

Plus non-refundable maintenance reserves recorded as expense, net of taxes

Less non-refundable maintenance reserves recorded as income, net of taxes

Plus the loss or minus the gain from the fair value of derivatives charges whether or not included in other comprehensive income or net income, net of taxes

Net income, as adjusted	$

6.           A review of the activities of Borrower during the fiscal period covered by this Certificate has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all of its Obligations.  To the best knowledge of the undersigned, during the fiscal period covered by this Certificate, all covenants and conditions have been so performed and observed and no Default or Event of Default has occurred and is continuing, with the exceptions set forth below in response to which Borrower has taken or proposes to take the following actions (if none, so state).

7.           The undersigned a Senior Officer of Borrower certifies that the calculations made and the information contained herein are derived from the books and records of Borrower, as applicable, and that each and every matter contained herein correctly reflects those books and records.

8.           To the best knowledge of the undersigned no event or circumstance has occurred that constitutes a Material Adverse Effect since the date the most recent Compliance Certificate was executed and delivered, with the exceptions set forth below (if none, so state).

Dated: ____________________	Printed Name and Title of Senior Officer of AeroCentury Corp.